CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated October 27, 2011 on Dreyfus AMT-Free Municipal Bond Fund, Dreyfus BASIC Municipal Money Market Fund, Dreyfus BASIC New Jersey Municipal Money Market Fund and Dreyfus High Yield Municipal Bond Fund for the fiscal year ended August 31, 2011 which are incorporated by reference in Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A Nos. 33-42162 and 811-6377) of Dreyfus Municipal Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

December 26, 2011